Exhibit (99.1)

EASTMAN KODAK COMPANY

Media Contact:
David Lanzillo	585-781-5481		david.lanzillo@kodak.com

Kodak Board Elects Two New Members to Board of Directors

IAC's Douglas Lebda, Deloitte's William Parrett Enhance Board
Capabilities

ROCHESTER, N.Y., Nov. 16 - Eastman Kodak Company (NYSE:EK) said today that Douglas R. Lebda, the President and Chief Operating Officer of IAC/InterActiveCorp, and William G. Parrett, the former Chief Executive Officer of Deloitte Touche Tohmatsu, were named to the company's board of directors, effective November 14, 2007.

       Mr. Lebda, 37, became President and COO of IAC at the end of 2005. He joined the company in 2003 after IAC acquired LendingTree, which Mr. Lebda founded in 1996. During his nine-year tenure, he led the company through a successful IPO and five acquisitions, and LendingTree became the nation's leading online lending exchange, with more than $500 million in 2003 revenue. At IAC, Mr. Lebda oversees the operations of more than 60 brands and 20,000 employees, and has led the growth and integration of dozens of IAC start-ups and acquisitions. IAC is an interactive conglomerate that owns and operates more than 60 specialized and global brands, including HSN, Ticketmaster, Match.com, Ask.com, Citysearch, Evite, and more.

       Mr. Parrett, 62, recently retired from Deloitte as Senior Partner after serving as CEO from 2003 until earlier this year. A 40-year veteran of Deloitte, Mr. Parrett co-founded the firm's Global Financial Services Industry practice and served as its first chairman. During his career at Deloitte, he served as advisory or leadership partner to many Fortune 500 companies.

       "I am pleased to welcome such talented and exceptional individuals to our board as Doug Lebda and Bill Parrett," said Antonio
M. Perez, Kodak's Chairman and Chief Executive Officer. "Each will bring a depth of experience and expertise to the board's deliberations for the benefit of our customers and shareholders.

       "In LendingTree, Doug built what has become one of the world's great online brands, and he has continued to nurture new brands and businesses at IAC," Perez said. "He brings to Kodak an intimate

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knowledge of digital markets and a fresh perspective on the generational and demographic forces shaping the Internet. As Kodak continues its historic transformation, we will benefit from Doug's business acumen and his passion for harnessing the Web to revolutionize commerce and drive growth.

       "Bill Parrett's record of achievement is extraordinary," Perez said. "During Bill's tenure, Deloitte's revenue grew by 53%, reaching $23.0 billion in 2007, and worldwide employment grew to 150,000 people in 140 countries. Beyond his success in growing Deloitte, Bill also has become a global advocate for a broader view of corporate governance and business ethics. His seasoned approach to business issues, as well as his extensive understanding of financial matters, makes him an outstanding choice to serve on Kodak's board."

       Mr. Lebda received his bachelor's degree in business administration from Bucknell University in 1992, and began his professional career as an auditor and consultant for PriceWaterhouseCoopers. He is currently a member of the Bucknell University Alumni Association Board of Directors and the Board of Trustees for the Darden School Foundation. A recognized entrepreneur and innovator, Mr. Lebda has received numerous honors, including the Ernst & Young Entrepreneur of the Year award, the Council for Entrepreneurial Development's Trailblazer award, and the Inman Innovator of the Year award.

       Mr. Parrett joined Deloitte upon graduation from New York's St. Francis College in 1967, and served in a series of roles of increasing responsibility. He became Managing Partner of Deloitte & Touche USA in 1999, and was named CEO four years later. Mr. Parrett is chairman of the United Way of America, an executive member of the International Chamber of Commerce, and serves as chairman of the United States Council for International Business.

       These elections bring the Kodak board to 11 members, 10 of whom are independent directors, with Antonio Perez serving as the only non-independent director.


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About Eastman Kodak Company

Kodak is the world's foremost imaging innovator. With sales of $10.7 billion in 2006, the company is committed to a digitally oriented growth strategy focused on helping people better use meaningful images and information in their life and work. Consumers use Kodak's system of digital and traditional products and services to take, print and share their pictures anytime, anywhere; Businesses effectively communicate with customers worldwide using Kodak solutions for prepress, conventional and digital printing and document imaging; and Creative Professionals rely on Kodak technology to uniquely tell their story through moving or still images.

More information about Kodak (NYSE: EK) is available at www.kodak.com.

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